                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                          Bethlehem Steel Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                          Bethlehem Steel Corporation
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                 BETHLEHEM
                 STEEL
                 CORPORATION

- --------------------------------------------------------------------------------

                 [LOGO OF BETHLEHEM STEEL APPEARS HERE]

                 NOTICE OF 1995
                 ANNUAL MEETING
                 OF STOCKHOLDERS
                 AND PROXY
                 STATEMENT

                         [C. H. BARNETTE'S LETTERHEAD]

                                                                  March 15, 1995

To All Bethlehem Stockholders:

  It is a pleasure to invite you to the Annual Meeting of Stockholders which will be held in Wilmington, Delaware on Tuesday, April 25, 1995. We will meet in the Gold Ballroom of the Hotel du Pont at 11 a.m. Your continuing interest in Bethlehem's business is appreciated, and I hope that as many of you as pos-sible will attend the Meeting in person.

  The annual election of directors will take place at the Meeting. Personal in-formation about each nominee for the Board of Directors as well as information about the functions of the Board and its committees is contained in the Proxy Statement. All nominees have previously been elected by the stockholders.

  Herman E. Collier, Jr. and William C. Hittinger will retire as directors in April of 1995. We acknowledge and thank them for their outstanding and loyal service to Bethlehem.

  The Board of Directors believes that it is advisable to increase the number of authorized shares of Common Stock from 150,000,000 to 250,000,000 shares. The Board recommends the increase in order to ensure that Bethlehem has suffi-cient shares of authorized but unissued common stock to provide flexibility for raising additional capital, possible acquisitions, providing appropriate incen-tives to employees and other appropriate corporate purposes.

  You are also being asked to ratify the appointment of Price Waterhouse LLP as Bethlehem's independent auditors for 1995.

  Please read the formal notice of the Annual Meeting and the Proxy Statement carefully. For those of you who cannot be present at the Meeting, I urge you to participate by completing, signing and returning your proxy in the enclosed en-velope. Your vote is important, and the management of Bethlehem appreciates the cooperation of stockholders in directing proxies to vote at the Meeting.

                                            Sincerely,

                                            /s/ Curtis H. Barnette

                                            Curtis H. Barnette, Chairman

                          BETHLEHEM STEEL CORPORATION
                               1170 EIGHTH AVENUE
                       BETHLEHEM, PENNSYLVANIA 18016-7699

                    [LOGO OF BETHLEHEM STEEL APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of Bethlehem Steel Corporation ("Bethle-hem") will be held in the Gold Ballroom, Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, on Tuesday, April 25, 1995, at 11 a.m., for the following purposes:

  (1) To elect fourteen Directors to serve for terms of one year and until their successors have been elected and qualified;

  (2) To take action upon a proposal to amend Article Fourth of the Second Re-stated Certificate of Incorporation of Bethlehem to increase the number of au-thorized shares of Common Stock from 150,000,000 to 250,000,000;

  (3) To ratify the appointment of Price Waterhouse LLP as the independent au-ditors for 1995; and

  (4) To transact such other business as may properly come before the Meeting.

  Stockholders of record at the close of business on March 6, 1995 are entitled to receive notice of and to vote at the Meeting. A complete list of such stock-holders will be open for examination by any stockholder for any purpose germane to the Meeting at the offices of The Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware, for a period of ten days prior to the Meeting.

  This Notice, the Proxy Statement and the enclosed form of proxy are sent to you by order of the Board of Directors.

                                                   WILLIAM H. GRAHAM
                                                       Secretary

March 15, 1995

- --------------------------------------------------------------------------------

   IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

- --------------------------------------------------------------------------------

                          BETHLEHEM STEEL CORPORATION
                       BETHLEHEM, PENNSYLVANIA 18016-7699

                               TABLE OF CONTENTS

General Information for Stockholders......................................    1
  Proxy Procedure.........................................................    1
  Stockholder Proposals...................................................    1

Election of Directors.....................................................    2
  General Background......................................................    2
  Information Concerning Nominees.........................................    3
  Amount and Nature of Beneficial Ownership...............................    7
  Committees of the Board.................................................    8

Amendment of Article Fourth of the Second Restated Certificate of
 Incorporation of Bethlehem to Increase the Number of Authorized Shares of
 Common Stock.............................................................    8

Ratification of the Appointment of Independent Auditors...................    9

Executive Compensation....................................................   10
  Compensation Committee Report on Executive Compensation.................   10
  Summary Compensation Table..............................................   13
  Stock Option/SAR Grants in 1994.........................................   15
  Aggregated Stock Option/SAR Exercises in 1994 and 12/31/94 Stock Option
   Values.................................................................   15
  Pension Plan Table......................................................   15
  Comparative Stock Performance...........................................   16

Additional Information....................................................   17
  Indemnification Assurance Agreements....................................   17
  Stockholders............................................................   17
  Other Matters...........................................................   18

Exhibit A -- Proposed Revised Form of First Paragraph of Article Fourth of
 Bethlehem's Second Restated Certificate of Incorporation

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Bethlehem Steel Corporation ("Bethlehem") of proxies for use at the Annual Meeting of Stockholders to be held on April 25, 1995, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or after March 15, 1995.

                      GENERAL INFORMATION FOR STOCKHOLDERS

PROXY PROCEDURE
  Proxies are solicited by the Board of Directors of Bethlehem in order to pro-vide every stockholder with an opportunity to vote on all matters that properly come before the Annual Meeting of Stockholders, whether or not the stockholder attends in person. When the enclosed form of proxy is properly signed, dated and returned, the shares represented will be voted by the persons named as proxies in accordance with the stockholder's directions. If no direction is in-dicated, the shares will be voted as recommended by the Board of Directors.

  Bethlehem has adopted a confidential voting policy which provides that votes of all stockholders of Bethlehem shall be held in confidence from Bethlehem, its directors, officers and employees except (i) to allow the independent in-spectors of election to certify the results of the vote; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against Bethlehem; (iii) in case of a contested proxy solicitation; or (iv) in the event a stockholder has made a written comment on the proxy material. As part of the policy, Bethlehem will continue its current practice of employing an independent tabulator to receive and tabulate the proxies and independent inspectors of election.

  Any stockholder executing a form of proxy may revoke that proxy or may submit a revised form of proxy at any time before it is voted. A stockholder may also vote by ballot at the Annual Meeting, thereby canceling any proxy previously returned. Stockholders wishing to name as their proxy someone other than those designated in the form of proxy may do so by crossing out the names of the proxies appearing thereon and inserting the name(s) of the person(s) they wish to have act as proxy. In such a case, it will be necessary that the form of proxy be delivered by the stockholder to the person(s) named and that the per-son(s) named be present and vote at the Annual Meeting. Any proxy form on which alternate proxies have been named should not be mailed directly to Bethlehem.

  Votes cast at the Annual Meeting will be tabulated by the persons appointed as the independent inspectors of election for the Annual Meeting. The inspec-tors of election will treat shares of Common Stock and of ESOP Preference Stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of Common Stock and of ESOP Preference Stock repre-sented by "broker non-votes" as present for purposes of determining a quorum.

  The nominees for election to the Board of Directors receiving the greatest number of the affirmative votes cast by holders of Common Stock and of ESOP Preference Stock, up to the number of directors to be elected, will be elected as directors. Accordingly, so long as a quorum is present, abstentions or bro-ker non-votes as to the election of directors will have no effect on the elec-tion of directors.

  The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock, voting separately as a class, and (ii) the holders of a majority of the outstanding shares of Common Stock and of ESOP Preference Stock, voting together as a single class, is required to approve the increase in the number of authorized shares of Common Stock. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

  The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required to ratify the appointment of the independent auditors. Therefore, ab-stentions will have the same effect as votes against this proposal. Broker non-votes as to such proposal, however, will be deemed shares not entitled to vote on such proposal and will not count as votes for or against such proposal.

STOCKHOLDER PROPOSALS
  Stockholders may be asked to consider and take action on proposals submitted by stockholders who are not members of management or the Board of Directors. Proposals by stockholders may be included in the Proxy Statement if the propos-als are proper subjects for inclusion, are submitted to Bethlehem on a timely basis, and otherwise comply with Rule 14a-8 under Section 14(a) of the Securi-ties Exchange Act of 1934 and the laws of the State of Delaware. Each proposal submitted should include the full and correct registered name and address of the stockholder(s) making the proposal, the number of shares owned and the dates of acquisition thereof. If beneficial ownership is claimed, proof thereof should be submitted with the proposal. In addition, proponents must appear per-sonally or by proxy at the Annual Meeting to present the proposal for action. In order for such proposals to be included for the Annual Meeting of Stockhold-ers to be held in 1996, they must be received by Bethlehem on or before Novem-ber 13, 1995.

  The Board of Directors carefully considers all proposals and suggestions sub-mitted by stockholders to determine if they are in the best interests of Beth-lehem and the stockholders generally. When a stockholder presents, as a formal resolution, a suggestion which is practicable, and in the best interests of Bethlehem and its stockholders, and which can be implemented by management and the Board without the necessity of stockholder approval, the suggestion is usu-ally adopted without stockholder approval and the proponent withdraws the reso-lution.

                             ELECTION OF DIRECTORS

GENERAL BACKGROUND
  As provided by the laws of Delaware, Bethlehem's state of incorporation, the business and affairs of Bethlehem are managed by or under the direction of the Board of Directors of Bethlehem, which is currently comprised of sixteen mem-bers. The Board of Directors represents the interests of the stockholders as a whole and has responsibility for the overall performance of Bethlehem. Stock-holders annually elect directors in April of each year to serve for terms of one year and until their successors have been elected and qualified. This an-nual election of directors is one of the important purposes of the Annual Meet-ing.

  Members of the Board are kept informed of Bethlehem's business by presenta-tions made at Board meetings and by various reports sent to them by management. The Board of Directors meets regularly and met nine times during 1994. Direc-tors also meet in committees of the Board, and information concerning the com-mittees can be found beginning on page 8 of this Proxy Statement. During 1994, the average attendance of directors at Board meetings and meetings of commit-tees to which they belonged was approximately 96%.

  Of the fourteen directors standing for election, eleven are not employees of Bethlehem. These eleven non-employee Board members bring valuable experience to Bethlehem from a variety of fields. None of them has carried on an occupation or employment with any subsidiary or other affiliate of Bethlehem.

  Each non-employee director receives cash compensation of $22,000 annually for his service as a Bethlehem director. This annual retainer fee includes compen-sation for service as a member of the Audit Committee, the Compensation Commit-tee, the Finance Committee and the Committee on Directors. In addition, each non-employee director who serves as Chairman of the Audit Committee, the Com-mittee on Directors or the Compensation Committee receives additional compensa-tion of $2,500 annually for service as such Committee Chairman. Each non-em-ployee director also receives an attendance fee of $1,000 for the Annual Meet-ing of Stockholders, any regular or special board of directors' meeting, any committee meetings or meetings held on a day other than a day on which a board meeting is held, and any special meeting attended at the request of the Chair-man and held on a day other than a day on which a board or committee meeting is held. Each non-employee director of Bethlehem also receives on December 1 of each year an annual award of 500 shares of Bethlehem Common Stock pursuant to the 1994 Non-Employee Directors Stock Plan, which was approved by stockholders at last year's Annual Meeting. Non-employee directors are also reimbursed for any expenses which may be incurred by them in connection with the business and affairs of Bethlehem. None of the directors who are employees of Bethlehem are compensated separately for service as a member of the Board of Directors or any committee of the Board.

  Under the Post Retirement Retainer Plan, directors who are not and have not been employees of Bethlehem or its subsidiaries and who retire from the Board with ten or more years of service, will receive annual payments equal to 100% of the annual retainer fee payable at retirement. Directors who retire with be-tween five and ten years of service will receive annual payments starting at 50% of the annual retainer fee payable at retirement for directors with five years of service and increasing 10% for each year of service up to ten years. The annual payments will begin at retirement (or at age 65 if retirement is prior to age 65) and will continue for a period equal to the director's years of service with the Board. In the event of the death of a director, any unpaid amount will be paid to the director's designated beneficiary or the director's estate if there is no designated beneficiary.

  The general retirement policy of the Board provides that non-employee direc-tors shall retire at the end of their term as a director during which they reach age 70, except that non-employee directors who were elected at the 1991 Annual Meeting of Stockholders (all current non-employee directors except Messrs. Civiletti, Clark, Kaden and Kamen) shall retire at the end of their term as a director during which they reach age 72. Employee directors shall retire from the Board at the time of their retirement from Bethlehem. The present retirement age for management employees of Bethlehem is 65.

  Pursuant to the terms of a 1993 labor agreement with the United Steelworkers of America ("USWA"), the USWA has the right to designate a nominee for consid-eration by the Committee on Directors and the Board of Directors for one seat on the Board. The nominee is to be a prominent individual with experience in public service, labor, education or business. The nominee shall not be or be-come, while serving as a director, an officer, employee or director of the USWA. Subject to complying with the same standards of conduct as every other Bethlehem director, and subject to annual election by the stockholders, the USWA nominee will serve as a director during the term of the 1993 labor agree-ment, which terminates July 31, 1999. Mr. Kaden was designated by the USWA for consideration as a director of Bethlehem by the Committee on Directors. The Committee on Directors recommended Mr. Kaden's election to the Board, the Board elected Mr. Kaden a director in March 1994, and the stockholders elected Mr. Kaden a director at the 1994 Annual Meeting of Stockholders.

  The fourteen nominees whose biographies appear on the following pages have been recommended by the Committee on Directors and proposed by the entire Board of Directors. They have been recommended on the basis of their demonstrated broad knowledge, experience and ability in their respective endeavors, and, most importantly, on the basis of their ability to represent the interests of all stockholders, rather than the special interests of a particular group.

INFORMATION CONCERNING NOMINEES
  The persons named in the accompanying form of proxy intend to vote the shares covered by proxies for the election of the director nominees named below. Each nominee is presently a director of Bethlehem and has previously been elected a director by the stockholders. If any nominee shall, prior to the Annual Meet-ing, become unavailable for election as a director, which is not expected, the persons named in the accompanying form of proxy will vote for such substitute nominee, if any, as may be recommended by the Board of Directors. Directors elected at the Meeting will hold office until the next Annual Meeting of Stock-holders and until their successors have been elected and qualified, or until their earlier resignation, retirement or removal.

 [PHOTO OF CURTIS H. BARNETTE APPEARS HERE]

            CURTIS H. BARNETTE
                          Mr. Barnette, age 60, has been a director of Bethle-hem since 1986. He was elected Chairman and Chief Executive Officer, effective November 1, 1992. He has been an employee of Bethlehem since 1967, hold-ing various positions. Prior to his election as Chairman and Chief Executive Officer, Mr. Barnette had been Secretary of Bethlehem since 1976, General Counsel since 1977, Vice President, Law from 1977 to 1985, and Senior Vice President since 1985. Mr. Bar-nette is also a director of Metropolitan Life Insur-ance Company.



 [PHOTO OF BENJAMIN R. CIVILETTI APPEARS HERE]

            BENJAMIN R. CIVILETTI
                          Mr. Civiletti, age 59, was elected a director of Bethlehem in March 1993. He has been Chairman of Venable, Baetjer and Howard, a law firm, since July 1993, and a partner since 1981. He had been Managing Partner of that firm from 1987 until 1993. He previ-ously served as Attorney General of the United States from 1979 to 1981. Mr. Civiletti is also a director of MBNA America Bank, N.A., MBNA Interna-tional Bank Limited and Wackenhut Corrections Corpo-ration.

 [PHOTO OF WORLEY H. CLARK APPEARS HERE]

            WORLEY H. CLARK
                          Mr. Clark, age 62, was elected a director of Bethle-hem in March 1993. He retired as Chairman and Chief Executive Officer of Nalco Chemical Company, a manu-facturer of specialty chemicals, in June 1994, hav-ing held those positions since 1984 and having been an employee of that company since 1960. Mr. Clark is also a director of NICOR Inc., USG Corporation, Northern Trust Company, James River Corporation and Diamond Shamrock Corporation.



 [PHOTO OF JOHN B. CURCIO APPEARS HERE]

             JOHN B. CURCIO
                          Mr. Curcio, age 60, was elected a director of Beth-lehem in 1988. He was Chief Executive Officer and a director of Mack Trucks, Inc., a manufacturer of heavy-duty trucks, from 1983 until 1989, and Chair-man of the Board from 1985 until his retirement. Mr. Curcio is also a director of Minerals Technologies, Inc. and Integrated Components Systems, Inc. and Vice Chairman of Jupiter Logistics, USA, Inc. and Jupiter Logistics, de Mexico, SA de C.V.



 [PHOTO OF THOMAS L. HOLTON APPEARS HERE]

           THOMAS L. HOLTON
                          Mr. Holton, age 69, was elected a director of Beth-lehem in 1987. He retired from Peat, Marwick, Mitch-ell & Co., an accounting firm, in 1986 after twenty-eight years as a partner. He served as Chairman and Chief Executive Officer of Peat, Marwick, Mitchell & Co. (U.S.) from 1979 until 1984, and as Chairman of Peat Marwick International from 1983 to 1985. Mr. Holton is also a member of the Advisory Board of Po-tomac Investment Associates.



 [PHOTO OF LEWIS B. KADEN APPEARS HERE]

             LEWIS B. KADEN
                          Mr. Kaden, age 52, was elected a director of Bethle-hem in March 1994. He has been a partner of Davis Polk & Wardwell, a law firm, and an Adjunct Profes-sor of Law at Columbia University since 1984, where he was a Professor of Law from 1976 to 1984.



 [PHOTO OF HARRY P. KAMEN APPEARS HERE]

             HARRY P. KAMEN
                          Mr. Kamen, age 61, was elected a director of Bethle-hem in 1993. He has been Chairman of the Board and Chief Executive Officer of Metropolitan Life Insur-ance Company, a mutual life insurance company, since April 1993. He has been an employee of Metropolitan since 1959, holding various positions. Prior to his election as Chairman of the Board and Chief Execu-tive Officer, Mr. Kamen had been serving as Senior Executive Vice President since October 1991, Execu-tive Vice President from January to September 1991, Executive Vice President and General Counsel from April 1989 to December 1990 and Senior Vice Presi-dent and General Counsel from January 1987 to March 1989. Mr. Kamen is also a director of Banco Santan-der.

 [PHOTO OF WINTHROP KNOWLTON APPEARS HERE]

          WINTHROP KNOWLTON
                          Mr. Knowlton, age 64, was elected a director of Bethlehem in 1986. He is Chairman of Knowlton Broth-ers, Inc., an investment firm. From 1982 to 1987, he was the director of the Center for Business and Gov-ernment at the John F. Kennedy School of Government, Harvard University, as well as the Henry R. Luce Professor of Ethics, Business and Public Policy. Mr. Knowlton was Chairman of the Board of Harper & Row Publishers, Inc., a book publisher, from 1979 to 1986 and served as Chief Executive Officer of that company from 1970 through 1981. Mr. Knowlton is also a director of Equitable Life Assurance Society of the United States.



 [PHOTO OF ROBERT MCCLEMENTS, JR. APPEARS HERE]

      ROBERT MCCLEMENTS, JR.
                          Mr. McClements, age 66, was elected a director of Bethlehem in 1989. He retired in May 1992 as Chair-man of the Board and a director of Sun Company, Inc., a diversified energy company, positions he held since 1987 and 1979, respectively. Mr. McClem-ents also served as Chief Executive Officer of that company from 1985 until September 1991. Mr. McClem-ents is also a director of Unisys Corporation.



 [PHOTO OF GARY L. MILLENBRUCH APPEARS HERE]

        GARY L. MILLENBRUCH
                          Mr. Millenbruch, age 57, was elected a director of Bethlehem in 1991. Mr. Millenbruch was elected Exec-utive Vice President and Chief Financial Officer, effective November 1, 1992, and Treasurer, effective September 1, 1994. He has been an employee of Beth-lehem since 1959, holding various positions. Prior to his election as Executive Vice President and Chief Financial Officer, he had been Senior Vice President and Chief Financial Officer since 1986.



 [PHOTO OF ROGER P. PENNY APPEARS HERE]

             ROGER P. PENNY
                          Mr. Penny, age 58, was elected a director of Bethle-hem in 1991. Mr. Penny was elected President and Chief Operating Officer, effective November 1, 1992. He has been an employee of Bethlehem since 1958, holding various positions. Prior to his election as President and Chief Operating Officer, Mr. Penny had been Senior Vice President, Steel Operations since 1987.



 [PHOTO OF DEAN P. PHYPERS APPEARS HERE]

            DEAN P. PHYPERS
                          Mr. Phypers, age 66, was elected a director of Beth-lehem in 1986. He was a Senior Vice President and a director of International Business Machines Corpora-tion, an information technology and computer compa-ny, from 1979 and 1982, respectively, until 1987. Mr. Phypers is also a director of American Interna-tional Group, Inc., Church & Dwight Co., Inc. and Cambrex Corp.

 [PHOTO OF WILLIAM A. POGUE APPEARS HERE]

           WILLIAM A. POGUE
                          Mr. Pogue, age 67, was elected a director of Bethle-hem in 1988. He retired in 1989 as Chairman of the Board, President and Chief Executive Officer of CBI Industries, Inc., a manufacturer of storage tanks and industrial gases, positions he had held since 1982 and as a director of that company, a position he had held since 1972. Mr. Pogue is also a director of Nalco Chemical Co. and Amerada Hess Corporation.



 [PHOTO OF JOHN F. RUFFLE APPEARS HERE]

             JOHN F. RUFFLE
                          Mr. Ruffle, age 57, was elected a director of Beth-lehem in 1990. He retired in June 1993 as Vice Chairman of the Board of J. P. Morgan & Co. Incorpo-rated, a bank holding company, and Morgan Guaranty Trust Co. of New York, a commercial bank, positions he held since 1985. Mr. Ruffle is also a director of JPM Advisor Fund, Student Loan Marketing Association (Sallie Mae) and Trident Corporation.



  In addition to the business activities described above, the director nominees also participate in various other business, professional and charitable activi-ties.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
  The following table shows the shares of Bethlehem Common Stock beneficially owned, directly or indirectly, by each current director, Messrs. Jordan and Post and all directors and executive officers as a group at March 6, 1995:

                            SHARES OF     SHARES SUBJECT
                           COMMON STOCK   TO ACQUISITION
                          OWNED DIRECTLY    WITHIN 60                   PERCENT
        NAME             OR INDIRECTLY(1)    DAYS(2)       TOTAL      OF CLASS(3)
        ----             ---------------- -------------- ---------    -----------
Curtis H. Barnette.....       95,774         122,000       217,774        (4)
Benjamin R. Civiletti..          700              --           700        (4)
Worley H. Clark........        2,500              --         2,500        (4)
Herman E. Collier,
 Jr.(5)................        1,600              --         1,600        (4)
John B. Curcio.........        1,500              --         1,500        (4)
William C. Hitting-
 er(5).................        1,500              --         1,500        (4)
Thomas L. Holton.......        1,700              --         1,700        (4)
Lewis B. Kaden.........        1,500              --         1,500        (4)
Harry P. Kamen.........        1,500              --         1,500        (4)
Winthrop Knowlton......        1,600              --         1,600        (4)
Robert McClements, Jr..        1,500              --         1,500        (4)
Gary L. Millenbruch....       62,031         101,000       163,031        (4)
Roger P. Penny.........       55,446         101,000       156,446        (4)
Dean P. Phypers........        1,500              --         1,500        (4)
William A. Pogue.......        2,000              --         2,000        (4)
John F. Ruffle.........        1,500              --         1,500        (4)
John A. Jordan, Jr.....       40,113           9,500        49,613        (4)
David P. Post..........       23,248          38,600        61,848        (4)
- -----------
 30 directors and
  executive officers as
  a group (including
  those named above)...      452,945(6)      577,251     1,030,196(6)     (4)

- -----------
(1) The figures shown include shares allocated as of March 6, 1995, to the ac-counts of participants under the Savings Plan for certain salaried employ-ees of Bethlehem and its subsidiaries.

    Shares of Bethlehem Common Stock acquired by the Trustee, State Street Bank and Trust Company, for purposes of the Savings Plan are allocated to the accounts of participants as of the end of each month. Participants are en-titled to provide instructions as to the voting of the shares allocated to their accounts. Shares not allocated to participants' accounts and shares credited to the accounts of participants who do not provide voting instruc-tions are voted in accordance with instructions of the Savings Plan Commit-tee.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days. The shares indicated represent stock options granted under the 1984 Stock Option Plan and the 1988 and 1994 Stock Incentive Plans of Beth-lehem and held by the particular individual or group.

(3) Based upon 109,985,814 total outstanding shares of Common Stock on March 6, 1995.

(4) The number of shares deemed to be owned by each director or executive offi-cer and all directors and executive officers as a group represents less than 1% of the outstanding shares.

(5) Messrs. Collier and Hittinger will retire as directors in April of 1995.

(6) The figures shown include an aggregate of 1,314 shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group. Directors and executive officers disclaim beneficial ownership of all of these shares.
- -----------
  None of the directors or executive officers of Bethlehem own any shares of Bethlehem's Preferred Stock or ESOP Preference Stock.

  Bethlehem is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report re-lating to transactions in Bethlehem's equity securities. An officer of Bethle-hem, Mr. Joseph F. Emig, filed one late report reflecting the prior ownership of 22 shares of Bethlehem Common Stock held in a brokerage account.

COMMITTEES OF THE BOARD
  Bethlehem's Board of Directors has established committees to assist it in the discharge of its responsibilities. The principal committees, their current mem-bers and the principal responsibilities of each are described below.

  The Executive Committee is presently comprised of Messrs. Barnette (Chair-man), Millenbruch and Penny. The Executive Committee serves as a policymaking and supervisory body for all operations of Bethlehem. It has all the delegable powers of the Board of Directors between meetings of the Board. The Committee meets at appropriate times and met two times during 1994.

  The Finance Committee is presently comprised of Messrs. Barnette (Chairman), Civiletti, Clark, Collier, Curcio, Hittinger, Holton, Kaden, Kamen, Knowlton, McClements, Millenbruch, Penny, Phypers, Pogue and Ruffle. The Finance Commit-tee has the authority to advise and consult with respect to all activities, plans and policies affecting the financial affairs of Bethlehem, including div-idends. The Finance Committee meets at appropriate times and met eight times during 1994.

  The Audit Committee is presently comprised of Messrs. Holton (Chairman), Civiletti, Clark, Collier, Kaden, Kamen and Ruffle. The Audit Committee is re-sponsible for making recommendations to the Board of Directors as to the inde-pendent auditors of Bethlehem and subsidiaries to be designated and appointed by the Board of Directors, for reviewing with the independent auditors the scope of their examination of the financial statements of Bethlehem, for meet-ing with representatives of the independent auditors to review and consider questions relating to their examination and any other report submitted, for re-viewing generally with the independent auditors and internal auditors the in-ternal accounting controls and auditing procedures of Bethlehem and for review-ing other professional services performed for Bethlehem by the independent au-ditors. From time to time, the Audit Committee meets with the independent audi-tors and Bethlehem's internal auditors without members of Bethlehem's manage-ment being present. The Audit Committee meets at appropriate times and met four times during 1994.

  The Compensation Committee is presently comprised of Messrs. Pogue (Chair-man), Curcio, Hittinger, Knowlton, McClements and Phypers. The Compensation Committee is responsible for administering Bethlehem's executive compensation programs and for determining the compensation of Bethlehem's executive offi-cers. The members of the Committee do not participate in the executive compen-sation programs the Committee administers. The Committee's report on executive compensation can be found beginning on page 10 of this Proxy Statement. The Compensation Committee meets at appropriate times and met five times during 1994.

  The Committee on Directors is presently comprised of Messrs. Phypers (Chair-man), Civiletti, Clark, Collier, Curcio, Hittinger, Holton, Kaden, Kamen, Knowlton, McClements, Pogue and Ruffle. The Committee on Directors has the au-thority to search for persons qualified to be members of the Board and to make recommendations with respect thereto to the Board, to review and evaluate mem-bers of the Board, the Committees of the Board, and procedures and policies of the Board and to review and evaluate the performance of the Corporation and the management thereof. The Committee is also responsible for management evaluation and succession review. If any stockholder wishes to recommend a nominee for membership on the Board of Directors, he should write to the Secretary of Beth-lehem specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. Each submission must include the written consent of the person proposed for nomination indicating that the per-son is willing and able to serve as a director of Bethlehem. All such recommen-dations will be brought to the attention of the Committee on Directors. The Committee on Directors meets at appropriate times and met four times during 1994.

                       AMENDMENT OF ARTICLE FOURTH OF THE
           SECOND RESTATED CERTIFICATE OF INCORPORATION OF BETHLEHEM
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

  Another purpose of the Meeting is to take action upon a proposed amendment of Article Fourth of the Second Restated Certificate of Incorporation. The Board of Directors has unanimously approved an increase in the number of authorized shares of common stock $1 par value per share ("Common Stock") from 150,000,000 to 250,000,000 shares.

  As of March 6, 1995, there were 109,985,814 shares of Common Stock issued and outstanding and 1,996,715 shares held in Bethlehem's treasury. Approximately 30,000,000 additional shares of Common Stock were reserved for issuance upon conversion into Common Stock of Bethlehem's outstanding series of Preferred and Preference Stock and in connection with Bethlehem's stock incentive and other employee benefit plans. This left a balance of approximately 12,000,000 autho-rized but unissued shares and treasury shares available and unreserved for fu-ture use.

  The Board of Directors believes Bethlehem's ability to meet business require-ments and to take advantage of financial opportunities would be enhanced sub-stantially if the proposed increase in authorized shares is approved. The addi-tional shares of Common Stock could be used to meet any proper corporate pur-pose, including, without limitation, raising of additional capital, acquisi-tions, issuance pursuant to stock option or other employee benefit or incentive compensation plans, and availability upon conversion of debt or equity securi-ties. No stockholder of Bethlehem has or, as a result of the proposed amend-ment, would have any preemptive right to subscribe for, purchase or otherwise acquire any stock of Bethlehem. Accordingly, if the proposed amendment is ap-proved, a substantial amount of Common Stock would be available for issuance to any entity which might wish to make an investment in Bethlehem on terms deemed by the Board of Directors to be in the best interests of Bethlehem and its stockholders. There currently are no plans for or negotiations relating to any such investment.

  While not the intent of the Board of Directors, approval of the proposed amendment could have the effect of discouraging a takeover attempt in that Bethlehem's Board could consider issuing the additional shares of Common Stock to impede any unsolicited bid for control of Bethlehem which the Board believed was not in the best interests of Bethlehem and its stockholders. Availability as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment. No takeover bid has been pro-posed to or discussed with Bethlehem and, to Bethlehem's best knowledge, no such bid is under consideration.

  If the proposed amendment is approved, the Board of Directors could authorize the issuance of additional shares (up to the new maximum number of authorized shares) for any proper purpose without further stockholder approval, unless otherwise required by applicable law or by the rules of the New York Stock Ex-change or any other stock exchange on which Bethlehem's securities are listed. Bethlehem does not have any current plans to issue any additional shares of Common Stock (other than as may be necessary or appropriate in connection with existing employee benefit plans or upon conversion of outstanding shares of Preferred and Preference Stock). However, the Board of Directors believes that if authorization of any increase in the Common Stock were postponed until a specific need arose, the delay and expense incident to obtaining the approval of stockholders at that time could significantly impair Bethlehem's ability to meet its financing or other objectives.

  The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. The authorization of additional shares of Common Stock would not have any effect on the rights of existing security holders. However, issuance of additional shares of Common Stock would dilute the voting rights of present holders of Common Stock. In ad-dition, depending upon the consideration received for the issuance of any addi-tional shares of Common Stock and other relevant facts and circumstances, it is possible that issuance of such Common Stock could have a dilutive effect on the stockholders' equity and earnings per share attributable to such present hold-ers.

  The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock, voting separately as a class, and (ii) the holders of a majority of the outstanding shares of Common Stock and of ESOP Preference Stock, voting together as a single class, is required for approval of this amendment.

  The first paragraph of Article Fourth of the Second Restated Certificate of Incorporation, including the changes effected by the proposed amendment to in-crease the number of authorized shares of Common Stock, will be substantially in the form set forth in Exhibit A attached to this Proxy Statement.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF ARTICLE FOURTH TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                                 COMMON STOCK.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has ap-pointed the firm of Price Waterhouse LLP ("Price Waterhouse") as independent auditors to examine the financial statements of Bethlehem and its consolidated subsidiaries for the year 1995.

  Price Waterhouse is a member of the SEC Practice Section of the American In-stitute of Certified Public Accountants and has submitted a copy of their peer review results to the Audit Committee. The peer review consists of a review and evaluation of the quality of a firm's accounting and auditing services by part-ners and managers from another CPA firm or from several CPA firms.

  Price Waterhouse states that no partner or professional employee of that firm has any direct financial interest or any material indirect financial interest in Bethlehem or in any of its subsidiaries.

  Representatives of Price Waterhouse are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required for ratification of the appointment of the independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                                      THE
                    APPOINTMENT OF THE INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  Bethlehem's executive compensation programs are designed to attract, retain and motivate highly qualified executives to cause the best possible performance from them. Compensation for Bethlehem's executives is based both on individual performance, and upon corporate and business unit performance, and consists of the following elements:

  . Salaries that are determined by individual contribution and performance, and that are competitive in the marketplace.

  . Incentive compensation bonuses that, if paid, are directly linked to cor-porate and business unit profitability.

  . Long term stock incentives that are designed to align the interests of the executives with those of the stockholders and to increase the long term retention of key employees.

  . A broad-based employee benefits program which includes a pension program, a savings plan, group medical coverage and life insurance.

  The Compensation Committee of the Board of Directors is responsible for ad-ministering Bethlehem's executive compensation programs and for determining the compensation of Bethlehem's executive officers. The Committee has available to it extensive compensation surveys (primarily with respect to salaries, annual incentive compensation and stock options), independent compensation consultants and information about executive compensation within the steel industry and other industry groups. The Committee is composed of directors who are not cur-rent or retired employees of Bethlehem and who do not participate in the execu-tive compensation programs which the Committee administers.

  Salaries. The Committee believes the salary of an executive must be based primarily on the executive's level of responsibility and performance. In addi-tion, the Committee believes that salaries should be competitive with executive salaries provided by other corporations in the steel business, including the peer group of integrated steelmakers shown in the comparative performance chart on page 16, and by other manufacturing companies of comparable size and com-plexity. The Committee reviews both publicly available information about the salaries paid to executive officers of other steel companies and broad survey data from over 300 manufacturing, non-utility and non-financial services compa-nies to determine salary levels that compare to those at companies with similar business performance, measured by such criteria as revenue, return on assets and return on equity. Salary levels for Bethlehem's executives are targeted at the median of such survey data for companies with annual revenues of between $3 billion and $6 billion. Since duties, responsibilities and experience of an ex-ecutive officer may differ from survey norms in both content and scope, adjust-ments are made by the Committee in its judgment for those factors as well as for individual performance. Consequently, some salaries are lower and some higher than survey medians. The Committee conducts periodic reviews of execu-tive officer salaries and makes adjustments as warranted. The increase in the 1994 salaries of the executive officers named in the Summary Compensation Table was based on individual performance and the significant improvement in Bethlehem's financial results in 1993 compared to 1992. 1994 salary levels for these officers do not, in the Committee's opinion, significantly deviate from survey medians described above.

  Incentive Compensation Bonuses. The Committee believes that competitive sala-ries should be supplemented by incentive compensation bonus awards which are directly linked to performance-oriented goals as measured by Bethlehem's annual business plan. The awards may be granted in cash, stock or a combination there-of.

  Incentive compensation bonus awards for executive officers are paid pursuant to a profit sharing plan for essentially all salaried employees. Under the plan, employees and executive officers have the opportunity to earn a targeted percentage of base salary which increases with higher position levels, thereby placing a greater percentage of compensation at risk for those with greater re-sponsibility. For the chief executive officer and the other four executive of-ficers named in the Summary Compensation Table, payment of incentive compensa-tion under this program is based entirely on the achievement of corporate prof-itability goals, and for 1994 was targeted at 50% of base salary, not to exceed 100% of base salary. For other executive officers, incentive payments are based in part on the achievement of corporate profitability goals and in part on the achievement of business unit or departmental profitability goals or cost objec-tives. For 1994, Mr. Barnette and each of the other four officers named in the Summary Compensation Table received an incentive compensation bonus award equal to approximately 22% of base salary based on Bethlehem's 1994 net income.

  Long Term Stock Incentives. The Committee believes that stock incentives are an important element of Bethlehem's executive compensation program. They align the interests of Bethlehem's executives with those of the stockholders and increase the long-term retention of key employees. As discussed below, the Committee has made stock option and restricted stock awards to executive officers and other key employees under its stock incentive plans. Stockholders approved the 1994 Stock Incentive Plan at the 1994 Annual Meeting of Stockholders.

  Executive officers and other key employees have received annual grants of stock options under Bethlehem's stock incentive plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing Bethlehem from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market price of Common Stock on the date of grant and have a maximum term of ten years. Options awarded in 1994 become exercisable for half of the option shares two years from the date of grant and for the remaining half of the option shares four years from the date of grant and were awarded in tandem with stock appreciation rights. Executives are encouraged to hold the stock received through the exercise of options and stock appreciation rights. In determining the number of option shares to be awarded to an executive officer, the Commit-tee considers the performance of the individual and annual salary level. The Committee, in its judgment, may adjust the number of shares based on a compari-son of option awards (using grant date value) of the survey companies described under "Salaries". The Committee, in its judgment, may elect to reduce the size of an award if an executive has disposed of shares received through any previ-ous exercise of options or stock appreciation rights. Applying these factors, during 1994 the Committee awarded 301 key employees, including Mr. Barnette and the other executive officers named in the table on page 15, options to purchase Bethlehem Common Stock at a price of $20.375 per share (the fair market value of Bethlehem Common Stock on the date of the award). The awards to Mr. Barnette and the other named executive officers in the table on page 15 are generally less than option awards at the survey companies.

  The Committee has also implemented a Key Employee Stock Investment Award Pro-gram under the 1994 Stock Incentive Plan which is designed to increase the long-term retention of key employees, encourage their ownership of stock, and align their interests with the interests of the stockholders. Under this Pro-gram, executive officers and other key employees have been awarded restricted shares of Common Stock which may not be sold, transferred or assigned while the shares are restricted. Depending upon the age of the recipient at the time of the award, unless otherwise determined by the Committee the restrictions on the shares generally expire either (i) at the later of age 62 or retirement or (ii) after five years as to one-half of the shares awarded and at the later of age 62 or retirement as to the remaining shares. The shares are forfeited if the employee voluntarily leaves the employment of Bethlehem or is terminated for cause before the restrictions expire. The size of restricted stock awards under this Program is determined by the Committee in its judgment based on a number of factors including level of responsibility, individual performance and poten-tial to make a contribution to Bethlehem's future success, overall corporate progress toward achieving sustained profitability and the Committee's under-standing of restricted stock practice at other companies. The Committee assigns no specific weight to any of these factors when making its determinations. In order to retain and motivate Mr. Barnette and the other named executive offi-cers and further align their interests with those of the stockholders, the Com-mittee determined that it was appropriate to award each of them restricted shares of Common Stock under the Key Employee Stock Investment Award Program in April 1994. Mr. Barnette was awarded 30,000 shares, Mr. Penny, 15,000 shares, Mr. Millenbruch, 15,000 shares, Mr. Jordan, 10,000 shares, and Mr. Post, 10,000 shares. The shares are restricted and may not be sold, transferred or assigned until age 62. The shares will be forfeited if the recipients voluntarily leave the employment of Bethlehem or are terminated for cause before the restrictions expire. The size of the awards was based on the factors discussed above.

  Compensation of Chief Executive Officer. In establishing Mr. Barnette's sal-ary for 1994, the Committee considered the salaries of chief executive officers of other steel companies and companies of similar size and complexity, Mr. Barnette's performance, and the significant improvement in Bethlehem's finan-cial results in 1993 compared to 1992 (a $234 million improvement excluding re-structuring charges and the cumulative effect of accounting changes). In addition, a number of important goals were achieved during 1993, including the decentralization of operations into separate busi-ness units better able to respond rapidly to customer needs, the implementation of new long term labor contracts at the principal business units, the achieve-ment of significant remedies in trade cases against unfairly traded steel im-ports and public policy initiatives including international trade, the advance-ment of important modernization projects at Burns Harbor and Pennsylvania Steel Technologies, the receipt by Sparrows Point of ISO 9002 quality certification, the significant reduction in general corporate overhead costs and the continued reengineering of corporate service functions, including the information tech-nology partnership with Electronic Data Systems, establishing a new Corporate Services Division and a new Benefits Services Division, and the successful com-pletion of two major corporate financings.

  Mr. Barnette received an incentive compensation bonus award for 1994 which is discussed under Incentive Compensation Bonuses above. Stock option and re-stricted stock awards received by Mr. Barnette during 1994 are discussed under Long Term Stock Incentives above.

  Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as Bethlehem, a federal income tax deduction for compensation in excess of $1 million per year paid to or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain "performance based" compensa-tion, such as stock options awarded under Bethlehem's 1994 Stock Incentive Plan are not subject to the limitation on deductibility. Final regulations have not yet been adopted under this new Internal Revenue Code provision.

  Based on Bethlehem's substantial net loss carryforwards ($1.7 billion at De-cember 31, 1994) and the levels of compensation of Bethlehem's executive offi-cers, the Committee continues to believe that the limitation on deductibility of executive compensation is currently not material to Bethlehem. Nevertheless, the Committee will continue to review the situation in light of the final regu-lations and future events with an objective of achieving deductibility to the extent appropriate. Restricted stock awards under the Key Employee Stock In-vestment Award Program are not exempt from the limitation, but the Committee feels that such awards are a necessary and appropriate incentive to motivate executives and align their interests with the interests of stockholders.

                                    Compensation Committee

                                         William A. Pogue, Chairman
                                         John B. Curcio
                                         William C. Hittinger
                                         Winthrop Knowlton
                                         Robert McClements, Jr.
                                         Dean P. Phypers

SUMMARY COMPENSATION TABLE
  The following table shows the aggregate compensation awarded or paid to, or earned by, Bethlehem's chief executive officer and each of Bethlehem's other four most highly compensated executive officers.

                                  ANNUAL COMPENSATION               LONG TERM COMPENSATION
                         ----------------------------------------  --------------------------
                                                        OTHER                       SHARES
                                                       ANNUAL       RESTRICTED    UNDERLYING
                                                       COMPEN-        STOCK      OPTIONS/SARS      ALL OTHER
                         SALARY ($)   BONUS(2) ($)  SATION(3) ($)  AWARD(4) ($)   AWARDS (#)  COMPENSATION(5) ($)
                         ----------   ------------  -------------  ------------  ------------ -------------------
Curtis H. Barnette
 Chairman and Chief
 Executive Officer
  1994..................  $550,000      $121,000(2)          0       $611,250(4)    50,000          $66,237
  1993..................   500,000             0      $ 95,647(3)     648,750       50,000           50,976
  1992..................   383,333(1)          0             0              0       18,000           36,016
John A. Jordan, Jr.
 Senior Vice President
  1994..................   321,667        72,600(2)          0        203,750(4)    20,000           39,259
  1993..................   302,500             0        90,337(3)     108,125       19,000           30,405
  1992..................   280,000             0             0              0       14,000           24,536
Gary L. Millenbruch
 Executive Vice Presi-
  dent
 and Treasurer
  1994..................   400,000        88,000(2)          0        305,625(4)    25,000           42,207
  1993..................   375,000             0       251,185(3)     216,250       23,500           33,898
  1992..................   337,500             0             0              0       16,500           27,084
Roger P. Penny
 President
  1994..................   455,000       100,100(2)          0        305,625(4)    30,000           47,748
  1993..................   425,000             0       243,581(3)     216,250       26,000           37,171
  1992..................   345,833             0             0              0       16,500           26,843
David P. Post
 Senior Vice President
  1994..................   270,000        59,400(2)          0        203,750(4)    20,000           29,980
  1993..................   250,000             0        61,954(3)     108,125       15,000           22,591
  1992..................   192,167             0             0              0        6,000           16,138

- -----------
(1) Mr. Barnette was elected chief executive officer of Bethlehem effective November 1, 1992. His compensation for 1992 consists primarily of compen-sation paid and stock options awarded for the first ten months of 1992 prior to his election as chief executive officer.

(2) Each executive named in the table received an annual incentive compensa-tion bonus award for 1994 equal to approximately 22% of base salary at year end 1994 based on Bethlehem's 1994 net income.

(3) Represents the amount of payments to cover tax liabilities arising from the purchase of individually owned annuities to secure a portion of the unfunded retirement benefits payable to such officers under the Excess Benefit Plan and Supplemental Benefits Plan.

(4) Fair market value at date of issuance of restricted shares of Common Stock awarded under the Key Employee Stock Investment Award Program. As dis-cussed in the Compensation Committee Report on Executive Compensation, in April, 1994, each of these officers was awarded shares of restricted stock under the Key Employee Stock Investment Award Program with an aggregate value based on a market value of $20.375 per share on the date of award as follows: Mr. Barnette, 30,000 shares with an aggregate value of $611,250; Mr. Jordan, 10,000 shares with an aggregate value of $203,750; Mr. Millenbruch, 15,000 shares with an aggregate value of $305,625; Mr. Penny, 15,000 shares with an aggregate value of $305,625; and Mr. Post, 10,000 shares with an aggregate value of $203,750. The shares are restricted and may not be sold, transferred or assigned until age 62. The shares will be forfeited if the recipients voluntarily leave the employment of Bethlehem or are terminated for cause before the restrictions expire. Dividends, it declared, are payable upon the restricted stock.

    The aggregate number of shares of restricted stock awarded under the Key Employee Stock Investment Award Program and held by each of the named indi-viduals at December 31, 1994 and the aggregate value of these shares based on a market value of $18.00 per share at December 31, 1994 is as follows:
    Mr. Barnette, 72,000 restricted shares
  with a value of $1,296,000; Mr. Jordan, 23,500 restricted shares with a value of $423,000; Mr. Millenbruch, 37,000 restricted shares with a value of $666,000; Mr. Penny, 37,000 restricted shares with a value of $666,000; and Mr. Post, 20,000 restricted shares with a value of $360,000.

(5) "All Other Compensation" consists of the following components:

                                                          1994    1993    1992
                                                         ------- ------- -------
     C. H. Barnette
      (1) Supplemental Insurance cost..................  $11,128 $10,486 $ 9,457
      (2) Matching Company contribution to Savings
          Plan.........................................    6,000   6,289   6,103
      (3) Cash or single premium annuities purchased to
          cover shortfall of matching Company
          contribution to Savings Plan due to Internal
          Revenue Code limitation......................   30,000  25,000  14,600
      (4) Value of split dollar insurance benefit*.....   19,109   9,201   5,856
     J. A. Jordan, Jr.
      (1) Supplemental Insurance cost..................  $ 7,954 $ 7,498 $ 6,769
      (2) Matching Company contribution to Savings
          Plan.........................................    6,000   6,289   6,103
      (3) Cash or single premium annuities purchased to
          cover shortfall of matching Company
          contribution to Savings Plan due to Internal
          Revenue Code limitation......................   12,900  10,500   8,000
      (4) Value of split dollar insurance benefit*.....   12,405   6,118   3,664
     G. L. Millenbruch
      (1) Supplemental Insurance cost..................  $ 7,376 $ 6,952 $ 6,274
      (2) Matching Company contribution to Savings
          Plan.........................................    6,000   6,289   6,103
      (3) Cash or single premium annuities purchased to
          cover shortfall of matching Company
          contribution to Savings Plan due to Internal
          Revenue Code limitation......................   18,700  15,800  11,700
      (4) Value of split dollar insurance benefit*.....   10,131   4,857   3,007
     R. P. Penny
      (1) Supplemental Insurance cost..................  $ 5,195 $ 4,901 $ 4,431
      (2) Matching Company contribution to Savings
          Plan.........................................    6,000   6,289   6,103
      (3) Cash or single premium annuities purchased to
          cover shortfall of matching Company
          contribution to Savings Plan due to Internal
          Revenue Code limitation......................   22,900  19,500  12,200
      (4) Value of split dollar insurance benefit*.....   13,653   6,481   4,109
     D. P. Post
      (1) Supplemental Insurance cost..................  $ 5,379 $ 5,077 $ 4,593
      (2) Matching Company contribution to Savings
          Plan.........................................    6,000   6,289   6,121
      (3) Cash or single premium annuities purchased to
          cover shortfall of matching Company
          contribution to Savings Plan due to Internal
          Revenue Code limitation......................    9,000   6,700   2,416
      (4) Value of split dollar insurance benefit*.....    9,601   4,525   3,008

- -----------
* Split Dollar Insurance is in lieu of the Group Term Life Insurance generally provided by Bethlehem to its salaried employees. Each executive pays his own premium for the term life portion of the insurance policy. Bethlehem is re-imbursed for the total premium amount advanced out of the proceeds of the insurance policy if the individual dies while the split dollar arrangement is in effect or out of the built-up cash value of the policy if the arrange-ment terminates prior to the death of the individual. As security for repay-ment, Bethlehem is a collateral assignee of the policy to the extent of any such unreimbursed premium.

STOCK OPTION/SAR GRANTS IN 1994(1)

                              INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------
                                                                               POTENTIAL REALIZABLE  HISTORIC (1984-1994)
                                                                                 VALUE AT ASSUMED       ANNUAL RATE OF
                            NUMBER    PERCENT OF TOTAL                        ANNUAL RATES OF STOCK      STOCK PRICE
                          OF SHARES     OPTIONS/SARS                          PRICE APPRECIATION FOR     APPRECIATION
                          UNDERLYING      GRANTED       EXERCISE                  OPTION TERM(2)          (DECLINE)
                         OPTIONS/SARS   TO EMPLOYEES      PRICE    EXPIRATION ---------------------- --------------------
                         GRANTED (#)      IN 1994      (PER SHARE)    DATE        5%         10%             (2%)
                         ------------ ---------------- ----------- ---------- ---------- ----------- --------------------
Curtis H. Barnette......    50,000          8.90%        $20.375    4-27-04     $640,685  $1,623,625           0
John A. Jordan, Jr......    20,000          3.56%         20.375    4-27-04      256,274     649,450           0
Gary L. Millenbruch.....    25,000          4.45%         20.375    4-27-04      320,343     811,813           0
Roger P. Penny..........    30,000          5.34%         20.375    4-27-04      384,411     974,175           0
David P. Post...........    20,000          3.56%         20.375    4-27-04      256,274     649,450           0
All Optionees (301
 executive officers and
 key employees).........   561,900        100.00%         20.375    4-27-04    7,200,018  18,246,298           0

- -----------
(1) All stock options granted in 1994 were granted in tandem with stock appre-ciation rights ("SARs"), have a term of ten years, and may be exercised for up to one-half of the shares covered by the option commencing two years from the date of grant and for the remaining half of the shares cov-ered by the option commencing four years from the date of the grant. The exercise price (per share) of the option is the market price of Common Stock on the date the option is awarded.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market condi-tions. As is shown in the next column by the historic (1984-1994) annual rate of stock price decline for Bethlehem Common Stock during the last ten years, there can be no assurance that the amounts reflected in these col-umns will be achieved.

AGGREGATED STOCK OPTION/SAR EXERCISES IN 1994 AND 12/31/94 STOCK OPTION VALUES

                                                      NUMBER OF SHARES        VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                  OPTIONS/SARS AT 12/31/94  OPTIONS/SARS AT 12/31/94
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
                         ON EXERCISE (#) REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
                         --------------- -------- ------------------------- -------------------------
Curtis H. Barnette......      2,116      $101,938       97,000/75,000              $144,125/0
John A. Jordan, Jr......      8,366       379,625            0/29,500                     0/0
Gary L. Millenbruch.....          0             0       89,250/36,750               137,563/0
Roger P. Penny..........        393        18,550       88,000/43,000               167,063/0
David P. Post...........          0             0       31,100/27,500                44,938/0

PENSION PLAN TABLE

                                 ESTIMATED ANNUAL RETIREMENT BENEFIT
                        -----------------------------------------------------------------------
                           25                   30                   35                   40
     COVERED            YEARS OF             YEARS OF             YEARS OF             YEARS OF
   COMPENSATION         SERVICE              SERVICE              SERVICE              SERVICE
   ------------         --------             --------             --------             --------
     $100,000           $ 37,500             $ 45,000             $ 52,500             $ 60,000
      200,000             75,000               90,000              105,000              120,000
      300,000            112,500              135,000              157,500              180,000
      400,000            150,000              180,000              210,000              240,000
      500,000            187,500              225,000              262,500              300,000
      600,000            225,000              270,000              315,000              360,000

  The table above shows the estimated annual retirement benefit (before any deductions, including social security benefits) payable in the aggregate to Bethlehem's named executive officers under its qualified defined benefit pen-sion plan, its Excess Benefit Plan and its Supplemental Benefits Plan. The benefit levels in the table assume retirement at age 62, the years of service shown, and payment in the form of a single life annuity. Individually owned annuities were purchased in 1993 to secure a portion of the unfunded benefits payable to the named executive officers under the Excess Benefit Plan and the Supplemental Benefits Plan. The amount of the benefits which were funded by the purchase of the annuities was based on the funded level of Bethlehem's de-fined benefit pension plan at June 30, 1993.

  Covered compensation for purposes of determining retirement benefits for the named executive officers generally consists of salary and 50% of incentive com-pensation reported in the "Bonus" column in the Summary Compensation Table. The monthly retirement benefit payable is generally determined by multiplying aver-age monthly covered compensation for the highest consecutive 60 months in the last 120 months of continuous service times 1.5% times the number of credited years of service. Benefits are subject to a deduction for social security bene-fits as well as certain other adjustments.

  As of December 31, 1994 the credited years of service under the Pension Plan or Supplemental Benefits Plan for Messrs. Barnette, Jordan, Millenbruch, Penny and Post were 32 years, 37 years, 35 years, 36 years and 38 years, respective-ly.

COMPARATIVE STOCK PERFORMANCE
  The following graph compares the cumulative total stockholder return on Beth-lehem Common Stock for the last five years with the cumulative total return for the same period of the Standard & Poor's 500 Stock Index (S&P 500) and a peer group of publicly-traded integrated steelmakers described below. The graph as-sumes the investment of $100 in Bethlehem Common Stock, the S&P 500 and the peer group on December 31, 1989 and reinvestment of all dividends. The total return for the peer group has been weighted for market capitalization at the beginning of each period.

  The peer group consists of Armco, Inc., Inland Steel Industries, LTV Corpora-tion, National Steel Corporation and the U.S. Steel Group of USX Corporation. Information has only been included for (1) LTV common stock at December 31, 1993 and 1994, (2) National Steel Corporation at December 31, 1993 and 1994, and (3) the U.S. Steel Group of USX Corporation for December 31, 1991-1994 since public trading did not commence in those stocks until 1993, 1993 and 1991, respectively.

                              [PERFORMANCE GRAPH]

                            ADDITIONAL INFORMATION

INDEMNIFICATION ASSURANCE AGREEMENTS
  It is and has been Bethlehem's policy to indemnify its officers and direc-tors against any costs, expenses and other liabilities to which they may be-come subject by reason of their service to Bethlehem, and to insure its direc-tors and officers against such liabilities, as and to the extent permitted by applicable law and in accordance with the principles of good corporate gover-nance. In this regard, Article IX of Bethlehem's By-laws requires Bethlehem to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware.

  Pursuant to this policy, Bethlehem has entered into individual Indemnifica-tion Assurance Agreements with each of its directors and executive officers pursuant to which Bethlehem has agreed to indemnify each of its directors and executive officers to the full extent provided by applicable law and the By-laws of Bethlehem as currently in effect. In addition, Bethlehem has estab-lished in connection with its indemnification policy an irrevocable letter of credit in an aggregate amount of $5 million to assure payment to each director and executive officer of any amounts to which they may become entitled as in-demnification pursuant to the By-laws in the event that, for any reason, Beth-lehem shall not pay to them any such indemnification.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper pay-ment of dividends, or (iv) for any transaction from which the director re-ceives an improper personal benefit. Bethlehem's Second Restated Certificate of Incorporation includes such a provision in Article Ninth thereof.

STOCKHOLDERS
  Holders of record of Bethlehem's Common Stock and ESOP Preference Stock at the close of business on March 6, 1995 ("Record Date"), are entitled to notice of the Annual Meeting and to vote at the Meeting the shares held on that date. Each share of Common Stock and ESOP Preference Stock is entitled to one vote. On the Record Date, a total of 109,985,814 shares of Common Stock of Bethle-hem, owned of record by approximately 40,000 stockholders, were outstanding and a total of 2,598,544 shares of Preference Stock of Bethlehem, owned of record by a trustee under a qualified plan for approximately 17,000 partici-pants, were outstanding. Set forth below are the only persons who, to the knowledge of the Board of Directors, were the beneficial owners of 5% or more of Bethlehem's Common Stock on the Record Date:

                      NAME AND ADDRESS OF                  NUMBER OF  PERCENT OF
                       BENEFICIAL OWNER                      SHARES     CLASS
     ----------------------------------------------------- ---------- ----------
     The Equitable Companies Incorporated(1)
     787 Seventh Avenue
     New York, New York 10019............................. 17,276,700   15.5%
     Norwest Corporation(2)
     Norwest Center, Sixth Street and Marquette Avenue
     Minneapolis, Minnesota 55479-1000....................  7,439,346    6.8%

- -----------
(1) Bethlehem received a copy of a Schedule 13G filed with the Securities and Exchange Commission jointly by: (i) AXA Assurances I.A.R.D. Mutuelle, (ii) AXA Assurances Vie Mutuelle, (iii) Alpha Assurances I.A.R.D. Mutuelle,
    (iv) Alpha Assurances Vie Mutuelle, (v) Uni Europe Assurance Mutuelle,
    (vi) AXA, and (vii) The Equitable Companies Incorporated, indicating that, at December 31, 1994, The Equitable Companies Incorporated, through its subsidiaries, The Equitable Life Assurance Society of the United States, Donaldson, Lufkin & Genrett Securities, and Alliance Capital Management, L.P., had aggregate beneficial ownership of 17,276,700 shares of Bethlehem Common Stock including 848,680 shares of Common Stock issuable upon con-version of Bethlehem's $3.50 Convertible Preferred Stock. The Equitable Companies Incorporated is a subsidiary of AXA, and AXA is jointly-owned by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha As-surances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle.

(2) Bethlehem received copies of Schedule 13Gs filed with the Securities and Exchange Commission by Norwest Corporation, indicating that, at December 31, 1994, Norwest Corporation, through its subsidiaries, Norwest Colorado, Inc. and Norwest Bank Colorado, National Association, had aggregate bene-ficial ownership of 7,439,346 shares of Bethlehem Common Stock including shares issuable upon conversion of (i) 967 shares of Bethlehem's $2.50 Convertible Preferred Stock and (ii) 2,625 shares of Bethlehem's $5.00 Convertible Preferred Stock.

  To the knowledge of the Board of Directors, there were no persons who benefi-cially owned 5% or more of the ESOP Preference Stock on the Record Date.

OTHER MATTERS
  Management and the Board of Directors do not know of any matters other than those set forth in the form of proxy that will be presented for consideration at the 1995 Annual Meeting. However, execution of a proxy, unless otherwise in-dicated, confers on the persons named as proxies discretionary authority to vote the shares represented in accordance with their best judgment on other business, if any, that may properly come before the Meeting.

  The cost of soliciting proxies will be borne by Bethlehem. A number of its officers and regular employees may solicit proxies personally and by telephone. Bethlehem has engaged Georgeson & Company, Inc. to assist in soliciting proxies from brokers, bank nominees and institutional holders for an estimated fee of $10,000 plus expenses. Arrangements have been made for brokerage houses, nomi-nees and other custodians and fiduciaries to send proxy material to their prin-cipals, and Bethlehem will reimburse them for their expenses in doing so.

                                                                  March 15, 1995

                                                                       EXHIBIT A

            Deletions are in brackets; new language is underscored.

                            PROPOSED REVISED FORM OF
                       FIRST PARAGRAPH OF ARTICLE FOURTH
          OF BETHLEHEM'S SECOND RESTATED CERTIFICATE OF INCORPORATION

  FOURTH. The total number of shares of all classes of stock which the Corpora-tion shall have authority to issue is [one] two hundred ninety million [190,000,000], (290,000,000), of which (i) twenty million (20,000,000) shares are to be Preferred Stock (hereinafter called the "Preferred Stock"), of the par value of one dollar ($1) each; (ii) twenty million (20,000,000) shares are to be Preference Stock (hereinafter called the "Preference Stock"), of the par value of one dollar ($1) each; and (iii) [one] two hundred fifty million [150,000,000] (250,000,000) shares are to be Common Stock (hereinafter called the "Common Stock"), of the par value of one dollar ($1) each.

                  [No changes to remainder of Article Fourth.]

                               [Front]



                          BETHLEHEM STEEL CORPORATION
                               1170 Eighth Avenue
                           Bethlehem, PA  18016-7699
P
R           This Proxy is Solicited on Behalf of the Board of Directors
O             for the Annual Meeting of Stockholders, April 25, 1995
X
Y
       The undersigned hereby appoints Curtis H. Barnette, Roger P. Penny and Gary L. Millenbruch the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bethlehem Steel Corporation to be held on April 25, 1995, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the Meeting.


             Election of Directors. Nominees:

             C. H. Barnette, B. R. Civiletti, W. H. Clark, J. B. Curcio,
             T. L. Holton, L. B. Kaden, H. P. Kamen, W. Knowlton,
             R. McClements, Jr., G. L. Millenbruch, R. P. Penny, D. P. Phypers,
             W. A. Pogue, J. F. Ruffle


       You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters on which you do not specify a choice, your shares will be voted in accordance with the recommendation of Bethlehem's Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

                                                            [SEE REVERSE SIDE]

                                                     [Back]

[X]  Please mark your votes
     as in this example.

          If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Bethlehem's Board of Directors recommends a vote FOR election of directors and Proposals 2 and 3.

                                            FOR     WITHHELD
1.   Election of Directors. (see reverse)  [   ]     [   ]

     For, except vote withheld from the following nominee(s):

     --------------------------------------------------------

                                                   FOR      AGAINST   ABSTAIN
2.   Increase in number of authorized shares of   [   ]      [   ]     [   ]
     Common Stock.


                                                   FOR      AGAINST   ABSTAIN
3.   Ratification of appointment of Independent   [   ]      [   ]     [   ]
     Auditors.



SIGNATURE(S):                                        DATE
              ------------------------------------        ---------------------

NOTE: Please sign exactly as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                   [Front]


                          BETHLEHEM STEEL CORPORATION
                               1170 Eighth Avenue
                            Bethlehem, PA 18016-7699

    Savings Plan for Salaried Employees of Bethlehem Steel Corporation and
                              Subsidiary Companies
   Voting Instructions for the Annual Meeting of Stockholders, April 25, 1995


To Employee Benefits Administration Committee:

The undersigned hereby instructs you to vote, in person or by proxy, upon all matters properly brought before the Annual Meeting of Stockholders of Bethlehem Steel Corporation to be held on April 25, 1995, and any adjournment or postponement thereof, the shares of stock which were allocated to my account as of March 6, 1995 under the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies.


     Election of Directors. Nominees:

     C. H. Barnette, B. R. Civiletti, W. H. Clark, J. B. Curcio, T. L. Holton,
     L. B. Kaden, H. P. Kamen, W. Knowlton, R. McClements, Jr.,
     G. L. Millenbruch, R. P. Penny, D. P. Phypers, W. A. Pogue, J. F. Ruffle


If you return this card properly signed but do not otherwise specify on the reverse side, shares will be voted FOR Proposals 1, 2 and 3. If you do not return this card, shares will be voted by the Trustee in accordance with instructions of the Employee Benefits Administration Committee.

                                                              [SEE REVERSE SIDE]
                                     [Back]

[X]  Please mark your votes
     as in this example.

          If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, shares will be voted FOR Proposals 1, 2 and 3.

Bethlehem's Board of Directors recommends a vote FOR election of directors and Proposals 2 and 3.

                                              FOR     WITHHELD
1.   Election of Directors. (see reverse)    [   ]     [   ]

     For, except vote withheld from the following nominee(s):

     --------------------------------------------------------

                                                    FOR       AGAINST   ABSTAIN
2.   Increase in number of authorized shares of    [   ]       [   ]     [   ]
     Common Stock.


                                                    FOR       AGAINST   ABSTAIN
3.   Ratification of appointment of Independent    [   ]       [   ]     [   ]
     Auditors.



SIGNATURE(S):                                         DATE
              -------------------------------------       ------------------

NOTE: Please mark, date, sign as name appears above and return in enclosed envelope.

               Savings Plan for Salaried Employees of
         Bethlehem Steel Corporation and Subsidiary Companies


To Participants in the Savings Plan:

     The enclosed form is for use in causing the shares of Common Stock of Bethlehem Steel Corporation acquired with your own and/or Company contributions and allocated to your Savings Plan account to be voted in accordance with your instructions at the 1995 Annual Meeting of Stockholders of Bethlehem. The 1994 Annual Report of Bethlehem and the Proxy Statement, dated March 15, 1995, relating to matters to be voted on at the Meeting, are enclosed.

     If you wish to have the shares allocated to your Savings Plan account voted in accordance with your instructions, you should specify your choices on the enclosed form, sign and date it and forward it to UJB-Financial Service Corp. in the enclosed, pre-addressed, stamped envelope. To preserve confidentiality, voting instructions from Savings Plan participants will be tabulated by UJB-Financial Service Corp., which will certify the results to the Employee Benefits Administration Committee. Your individual voting instructions will not be seen by Bethlehem, the Employee Benefits Administration Committee or State Street Bank and Trust Company, the Trustee under the Savings Plan.

     Your voting instructions will relate only to shares allocated to your Savings Plan account as of March 6, 1995. Any shares held by you as a stockholder outside the Savings Plan should be voted by execution of a proxy which you will receive separately as such a stockholder.

     If you do not provide voting instructions, the shares allocated to your Savings Plan account will be voted by the Trustee in accordance with instructions of the Employee Benefits Administration Committee.


                                      Employee Benefits Administration Committee
March 15, 1995                              Michael P. Dopera, Secretary

                                  [Front]


                          BETHLEHEM STEEL CORPORATION
                               1170 Eighth Avenue
                            Bethlehem, PA 18016-7699

                         Employee Stock Ownership Plan
   Voting Instructions for the Annual Meeting of Stockholders, April 25, 1995


To Employee Stock Ownership Plan Trustee:

The undersigned hereby instructs you to vote, in person or by proxy, upon all matters properly brought before the Annual Meeting of Stockholders of Bethlehem Steel Corporation to be held on April 25, 1995, and any adjournment or postponement thereof, the shares of stock which were allocated to my account as of March 6, 1995 under the Bethlehem Steel Corporation Employee Stock Ownership Plan.


     Election of Directors. Nominees:

     C. H. Barnette, B. R. Civiletti, W. H. Clark, J. B. Curcio, T. L. Holton,
     L. B. Kaden, H. P. Kamen, W. Knowlton, R. McClements, Jr.,
     G. L. Millenbruch, R. P. Penny, D. P. Phypers, W. A. Pogue, J. F. Ruffle


If you return this card properly signed but do not otherwise specify on the reverse side, shares will be voted FOR Proposals 1, 2 and 3. If you do not return this card, shares will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received.

                                                          [SEE REVERSE SIDE]
                                     [Back]

[X]  Please mark your votes
     as in this example.

          If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, shares will be voted FOR Proposals 1, 2 and 3.

Bethlehem's Board of Directors recommends a vote FOR election of directors and Proposals 2 and 3.

                                              FOR     WITHHELD
1.   Election of Directors. (see reverse)    [   ]     [    ]

     For, except vote withheld from the following nominee(s):

     --------------------------------------------------------

                                                    FOR       AGAINST   ABSTAIN
2.   Increase in number of authorized shares of
     Common Stock.                                 [   ]       [   ]     [   ]


                                                    FOR       AGAINST   ABSTAIN
3.   Ratification of appointment of Independent
     Auditors.                                     [   ]       [   ]     [   ]



SIGNATURE(S):                                         DATE
              -------------------------------------       --------------------

NOTE: Please mark, date, sign as name appears above and return in enclosed envelope.

                     Bethlehem Steel Corporation
                     Employee Stock Ownership Plan


To Participants in Bethlehem Steel Corporation Employee Stock Ownership Plan:

     The enclosed form is for use in causing the shares of Preference Stock or Common Stock of Bethlehem Steel Corporation allocated to your Employee Stock Ownership Plan account to be voted in accordance with your instructions at the 1995 Annual Meeting of Stockholders of Bethlehem. The 1994 Annual Report of Bethlehem and the Proxy Statement, dated March 15, 1995, relating to matters to be voted on at the Meeting, are enclosed.

     If you wish to have the shares allocated to your Employee Stock Ownership Plan account voted in accordance with your instructions, you should specify your choices on the enclosed form, sign and date it and forward it to UJB-Financial Service Corp. in the enclosed, pre-addressed, stamped envelope. To preserve confidentiality, voting instructions from Employee Stock Ownership Plan participants will be tabulated by UJB-Financial Service Corp., which will certify the results directly to State Street Bank and Trust Company, the Employee Stock Ownership Plan Trustee. Your individual voting instructions will not be seen by any officer or employee of Bethlehem.

     Your voting instructions will relate only to shares allocated to your Employee Stock Ownership Plan account as of March 6, 1995. Any shares of Bethlehem Common Stock held by you as a stockholder outside the Employee Stock Ownership Plan should be voted by execution of a proxy which you will receive separately as such a stockholder.

     If you do not provide voting instructions, the shares allocated to your Employee Stock Ownership Plan account will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received.


                                     Bethlehem Steel Corporation
                                     Employee Stock Ownership Plan
                                          Thomas J. Broderick, Representative of
March 15, 1995                              Plan Administrator